UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPERIAL INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	65-0854631 (I.R.S. Employer Identification No.)

1259 NW 21st Street
Pompano Beach, Florida 33069
(954) 917-4114
(Address of Principal Executive Offices) (Zip Code)

IMPERIAL INDUSTRIES, INC. DIRECTORS’ STOCK OPTION PLAN
(Full Title of the plan)

Lewis Gould
Imperial Industries, Inc.
1259 NW 21st Street
Pompano Beach, Florida 33069
(Name and address of agent for service)

(954) 917-4114
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☑ Smaller reporting company
☐ Non-accelerated filer
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement filed on Form S-8 (Registration No. 333-136203) (the "Registration Statement") filed with the Securities and Exchange Commission by Imperial Industries, Inc. (the "Company") on July 31, 2006.

On October 17, 2012, pursuant to the Agreement and Plan of Merger, dated as of July 30, 2012 (the "Merger Agreement"), entered into by the Company with Q.E.P. Co., Inc. ("QEP") and a wholly-owned subsidiary of QEP ("Merger Sub"), Merger Sub merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of QEP. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of the Company's shares of common stock issued and outstanding was converted into the right to receive $.30 per share in cash.

As a result of the Merger, the Company has terminated the offering of the Company's securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on October 17, 2012.

IMPERIAL INDUSTRIES, INC.

By:	/s/ Lewis Gould
Name: Lewis Gould
Title: President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Lewis Gould		Dated: October 17, 2012
	Name:	Lewis Gould
	Title:	Director
(Principal Executive, Financial and Accounting Officer)

By:	/s/ Leonard Gould		Dated: October 17, 2012
	Name:	Leonard Gould
	Title:	Vice-President, Director